Universal Insurance Holdings, Inc. Named One
of America’s Fastest-Growing Small Public Companies by
Fortune Small Business Magazine

Fort Lauderdale, FL, July 8, 2009 - Universal Insurance Holdings, Inc. (“Company”) (NYSE AMEX: UVE), a vertically integrated insurance holding company, announced today that it has been named to the Fortune Small Business magazine 2009 ‘FSB 100’ list of ‘America’s fastest-growing small public companies.’ Universal Insurance Holdings ranked #2 on the list, which can be found at the following Web address: http://money.cnn.com/magazines/fsb/fsb100/2009/full_list/

According to Fortune Small Business, the 2009 ‘FSB 100’ list was compiled by identifying U.S.-domiciled firms with annual revenues of less than $200 million and a stock price greater than $1. Additionally, the companies were ranked by stock performance and revenue growth over the past three years, with a new requirement of no negative growth in any of the most recent four quarters.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc. (UIH) is a vertically integrated insurance holding company, which through its various subsidiaries, covers substantially all aspects of insurance underwriting, distribution, claims processing and exposure management. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of UIH, is one of the five leading writers of homeowners’ insurance in Florida and is now fully licensed and has commenced its operations in Georgia, Hawaii, North Carolina and South Carolina. Additionally, the Company has also filed an application to the Texas Department of Insurance to form a separate property and casualty subsidiary to write homeowners’ insurance coverage in Texas. For additional information on the Company, please visit our investor relations Web site at www.universalinsuranceholdings.com

Readers should refer generally to reports filed by the Company with the Securities and Exchange Commission (SEC), specifically the Company’s Form 10-K for the year ended December 31, 2008, and the Company’s Form 10-Q for the quarterly period ended March 31, 2009, for a discussion of the risk factors that could affect its operations.  Such factors include, without limitation, exposure to catastrophic losses; reliance on the Company’s reinsurance program; underwriting performance on catastrophe and non-catastrophe risks; the ability to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending and third-party relationships; the Company’s financial stability rating; product pricing and revenues; and the effect of Federal or state laws and regulations. Additional factors that may affect future results are contained in the Company’s filings with the SEC, which are available on the SEC’s web site at http://www.sec.gov.  The Company disclaims any obligation to update and revise statements contained in this press release based on new information or otherwise.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com